AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

DENTONX INC.

Pursuant to the provisions of the Wyoming Business Corporation Act (Wyo. Stat. Ann. §§ 17-16- 101 et seq.), the undersigned corporation adopts the following Amended and Restated Articles of Incorporation, which supersede and replace the original Articles of Incorporation filed with the Wyoming Secretary of State on September 3, 2025. The original Articles of Incorporation were executed and filed by Irene Ying Ying Chung as the sole incorporator.

ARTICLE I

NAME

The name of the corporation is DentonX Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The name and physical address of the registered agent of the Corporation is: Vcorp Agent Services, Inc., 2232 Dell Range Blvd, Suite 200, Cheyenne, WY 82009.

The Corporation may change its registered agent or registered office in accordance with the Wyoming Registered Offices and Agents Act (Wyo. Stat. Ann. §§ 17-28-101 et seq.).

ARTICLE III

MAILING ADDRESS AND PRINCIPAL OFFICE

The mailing address of the Corporation is:

1999 Harrison Street, Suite 1800

Oakland, CA 94612

The principal office address of the Corporation is:

1999 Harrison Street, Suite 1800

Oakland, CA 94612

The Corporation may have such other offices, either within or without the State of Wyoming, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE IV PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act.

ARTICLE V

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, consisting of:

(a)Eight Hundred Million (800,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and

(b)Two Hundred Million (200,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 5.1 Common Stock

Each holder of Common Stock shall be entitled to one (1) vote for each share held on all matters submitted to a vote of shareholders. Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon from time to time by the Board of Directors out of assets or funds of the Corporation legally available therefor. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding series of Preferred Stock may be entitled, the remaining assets of the Corporation shall be distributed ratably to the holders of the Common Stock.

The shareholders of the Corporation shall not have the right to cumulate their votes in the election of directors.

Section 5.2 Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, without further action or vote of the shareholders (unless required by applicable law or the terms of any outstanding series of Preferred Stock), to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix for each such series the number of shares thereof and such voting powers (full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the Wyoming Business Corporation Act. Such authority includes, without limitation, the authority to determine: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate or rates on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion; (v) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the Wyoming Business Corporation Act.

No shareholder shall have any preemptive right to subscribe to or purchase any additional shares of any class of stock of the Corporation or any security convertible into such stock.

ARTICLE VI

DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the Bylaws of the Corporation. Directors need not be shareholders of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

The Corporation elects not to be governed by Wyo. Stat. Ann. § 17-16-804 regarding the election of directors by cumulative voting.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the Wyoming Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Wyo. Stat. Ann. § 17-16-833; or (iv) for any transaction from which the director derived an improper personal benefit. If the Wyoming Business

Corporation Act is amended after the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or other enterprise (including, without limitation, any employee benefit plan), to the fullest extent permitted by law (whether in proceedings by or in the right of the Corporation or otherwise), both as now in effect or as hereafter amended. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Wyoming Business Corporation Act requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII.

Any repeal or modification of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

SHAREHOLDER ACTION

Any action required or permitted to be taken by the shareholders of the Corporation may be effected by the unanimous written consent of the shareholders entitled to vote on such action, in lieu of a meeting, unless otherwise provided in the Bylaws.

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Wyoming Business Corporation Act, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to alter or repeal Bylaws adopted by the Board of Directors.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

ARTICLE XII

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its duly authorized officer this 13th day of March, 2026.

I consent on behalf of the business entity to accept electronic service of process at the required email address provided on the filing form under the circumstances specified in W.S. 17-28-104(e).

DENTONX INC.

By: /s/ Lionel Pinuer

Lionel Pinuer, Chief Executive Officer and Chief Financial Officer

Email: lpinuer@dentonxinc.com

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